INDEPENDENT AUDITORS' CONSENT                            EXHIBIT 23.01



We consent to the incorporation by reference in Registration Statement No. 33-61139 of Adelphia Communications Corporation on Form S-3 of our reports dated June 28, 1996 and March 29, 1996 for Adelphia Communications Corporation and subsidiaries and Olympus Communications, L.P. and subsidiaries, respectively (each of which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for income taxes), appearing in this Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1996.








DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania

June 28, 1996